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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 7 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 8 to the Registration Statement under the Investment Company Act of 1940 on Form N-1A (File Nos. 033-63655 and 811-07371, respectively) of our report dated December 10, 1999 on our audit of the financial statements and financial highlights of Warburg, Pincus Japan Growth Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended October 31, 1999. We also consent to the reference of our firm under the headings "Financial Highlights" in the Prospectus and under the headings "Independent Accountants and Counsel" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
February 23, 2000